Exhibit 1.1

Level 3 Announces Filing of Form 15F to Terminate the Reporting Obligations of Certain of its Foreign Subsidiaries Under the U.S. Securities Exchange Act of 1934

BROOMFIELD, Colo., Nov. 17, 2011 — Level 3 Communications, Inc., (NYSE: LVLT) today announced that certain of its subsidiaries: Global Crossing (UK) Finance plc, Global Crossing (UK) Telecommunications Limited, Fibernet Group Limited, Fibernet UK Limited and Fibernet Limited (collectively, the “Subsidiaries”) will file a certification on Form 15F with the U.S. Securities and Exchange Commission (the “SEC”) with the intention of voluntarily terminating their reporting obligations under Section 13(a) and Section 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Subsidiaries are currently subject to reporting requirements under the Exchange Act due to the 10.75% Senior Notes due 2014 and 11.75% Senior Notes due 2014 (collectively, the “GCUK Notes”) issued by Global Crossing (UK) Finance plc.  In connection with Level 3’s recent acquisition of Global Crossing Limited, Level 3 completed the satisfaction and discharge of the GCUK Notes, as a result of which none of the GCUK Notes remain outstanding.

As result of this filing, the Subsidiaries’ reporting obligations with the SEC will be suspended immediately, and Level 3 expects that final termination of their reporting obligations will become effective no later than 90 days after the filing of the Form 15F.

About Level 3 Communications

Level 3 Communications, Inc. (NYSE: LVLT) is a premier global provider of IP-based communications services to enterprise, content, government and wholesale customers. Over its reliable, scalable and secure network, Level 3 delivers integrated IP solutions, including converged, data, voice, video and managed solutions to help enable customers’ growth and efficiency. Level 3 operates a unique global services platform anchored by owned fiber networks on three continents in more than 45 countries, connected by extensive undersea facilities. For more information, visit www.level3.com.

© Level 3 Communications, LLC. All Rights Reserved. Level 3, Level 3 Communications, Level (3), Think Ahead, the Level 3 Logo and the Level 3 Think Ahead logo are either registered service marks or service marks of Level 3 Communications, LLC and/or one of its Affiliates in the United States and/or other countries.  Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners. Level 3 services are provided by subsidiaries of Level 3 Communications, Inc.

Forward-Looking Statement

Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to:  the company’s ability to successfully integrate the Global Crossing acquisition, the current uncertainty in the global financial markets and the global economy; a discontinuation of the development and expansion of the Internet as a communications medium and marketplace for the distribution and consumption of data and video; and disruptions in the financial markets that could affect Level 3’s ability to obtain additional financing.  Additional factors include, but are not limited to, the company’s ability to:  increase and maintain the volume of traffic on its network; develop effective business support systems; manage system and network failures or disruptions; develop new services that meet customer demands and generate acceptable margins; defend intellectual property and proprietary rights; adapt to rapid technological changes that lead to further competition; attract and retain qualified management and other personnel; successfully integrate future acquisitions; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information

Media:	Investors:
Monica Martinez	Mark Stoutenberg
+1 720-888-3991	+1 720-888-2518
Monica.Martinez@Level3.com	Mark.Stoutenberg@Level3.com